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                                                                      EXHIBIT 12


                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                             (Dollars in Millions)




                                                                        Fiscal Year Ended
                                                                        -----------------
                                                   January      January      December     December       December
                                                   2, 1994      3, 1993      29, 1991    30, 1990(2)     31, 1989
                                                   -------      -------      --------    -----------     --------
Determination of Earnings:
  Earnings Before Provision for
    Taxes on Income and Cumulative
    effect of Accounting Changes                   $ 2,332        2,207         2,038          1,623        1,514

  Fixed Charges                                        211          210           209            275          214
                                                   -------      -------      --------        -------      -------

      Total Earnings as Defined                    $ 2,543        2,417         2,247          1,898        1,728
                                                   =======      =======      ========        =======      =======

Fixed Charges and Other:
  Rents                                            $    85           86            80             74           73
  Interests                                            126          124           129            201          141
                                                   -------      -------      --------        -------      -------
     Fixed Charges                                     211          210           209            275          214

  Capitalized Interest                                  48           53            46             41           41
                                                   -------      -------      --------        -------      -------

     Total Fixed Charges                           $   259          263           255            316          255
                                                   =======      =======      ========        =======      =======

Ratio of Earnings to Fixed Charges                    9.82         9.19          8.81           6.01         6.78
                                                   =======      =======      ========        =======      =======




1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

2) 1990 earnings include Latin America non-recurring charges of $140 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 7.15.





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